Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Vice President of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Previews Fourth Quarter Results

PLANO, TX (February 5, 2007) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced unaudited preliminary results for the fourth quarter and full year 2006.

For the three months ended December 31, 2006, the Company expects to report diluted earnings per share (“EPS”) from continuing operations of approximately $0.42-0.44 on revenue of approximately $1.4 billion. The Company estimates that same-facility inpatient admissions increased approximately 3.1% and that same-facility revenue per adjusted admission increased approximately 4.1% in the quarter.

The Company experienced an increase of approximately $34 million pre-tax to its estimated allowance for doubtful accounts in the quarter, which reduced diluted EPS from continuing operations by approximately $(0.24): approximately $29 million (negative impact of $0.21 per diluted share) related to a reduction of the Company’s estimate of collection rates on accounts receivable and approximately $5 million (negative impact of $0.03 per diluted share) related to increases in self-pay receivables. As a result, the Company expects its provision for doubtful accounts for the quarter to be approximately 12.3-12.5% of revenue. Excluding the $29 million related to collection rates, the Company expects that the provision for doubtful accounts would be approximately 10.3-10.5% of revenue.

In the quarter, the Company also experienced a reduction of its medical malpractice reserves of approximately $25 million pre-tax ($0.18 per diluted share) due to improved trends in its claims experience.

For the year ended December 31, 2006, the Company expects to report diluted EPS from continuing operations of approximately $2.36-2.38 on revenue of approximately $5.5 billion. The Company estimates that same-facility inpatient admissions increased approximately 1.8% and that same-facility revenue per adjusted admission increased approximately 6.8% for the year. The Company expects its provision for doubtful accounts for the year to be approximately 10.3-10.5% of revenue.

Due to the Company’s announcement today that it has entered into a merger agreement with CCMP Capital Advisors and GS Capital Partners, it does not plan to release full financial results for the fourth quarter or fiscal year 2006 in a separate press release; these results will be available in the Company’s Form 10-K, which will be filed no later than March 1, 2007. The Company will not host a conference call to discuss these results.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 54 hospitals (including one under construction) and 13 ambulatory surgery centers in 17 states with approximately 9,855 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting, and advisory services to more than 180 independent community hospitals and health systems throughout the United States.

Important Information

In connection with the proposed merger, Triad plans to file a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Triad by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Triad, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Triad at www.triadhospitals.com or by directing such request to Triad, Attention: Investor Relations.

Triad and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Triad’s participants in the solicitation is set forth in Triad’s proxy statement and Annual Report on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

This press release contains forward-looking statements based on current management expectations. Numerous factors may cause results to differ materially from those anticipated in the forward-looking statements. These factors include, but are not limited to, (1) the highly competitive nature of the healthcare business, (2) the efforts of insurers and other payers, healthcare providers and others to contain healthcare costs, (3) possible changes in Medicare, Medicaid and other government programs that may limit reimbursements to healthcare providers, (4) changes in Federal, state or local regulations affecting the healthcare industry, (5) the possible enactment of Federal or state healthcare reform, (6) the ability to attract and retain qualified management and personnel, including physicians and nurses, (7) the departure of key executive officers from Triad, (8) the successful implementation of Triad’s new information technology system, (9) claims and legal actions relating to professional liabilities and other matters, (10) fluctuations in the market value of Triad common stock, (11) changes in accounting standards, (12) changes in general economic conditions or geopolitical events, (13) future acquisitions, joint venture developments or divestitures which may result in additional charges, (14) the ability to enter into managed care provider arrangements on acceptable terms, (15) the availability and terms of capital to fund the expansion of Triad’s business, (16) changes in business strategy or development plans, (17) the ability to obtain adequate levels of general and professional liability insurance, (18) potential adverse impact of known and unknown government investigations, (19) timeliness of reimbursement payments received under government programs, and (20) other risk factors described in our Form 10-K and other Company filings with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.